CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                           OF TOUCAN GOLD CORPORATION


     Toucan Gold Corporation,  a corporation organized and existing under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), does hereby certify:

     FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

     Article 1 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          "1.  The  name  of  the   Corporation   is   Authoriszor   Inc.   (the
               "Corporation")."

     SECOND: That in lieu of a meeting and vote of stockholders,  the holders of a majority of the Corporation's capital stock entitled to vote on such amendment have given their written consent to such amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the foregoing amendment was duly adopted in accordance with the
          applicable   provisions  of  Sections  242  and  228  of  the  General
          Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed as of the 25th day of August, 1999.

                                                   TOUCAN GOLD CORPORATION



                                                   /s/ Robert P. Jeffcock
                                                   -----------------------------
                                                   Robert P. Jeffcock, President


ATTEST:



/s/ Robert P. Jeffcock
------------------------------
Robert P. Jeffcock, Secretary